Exhibit 99.1

DRI Corporation Announces Supply Agreement With International Truck, Bus and Coach Manufacturer

DALLAS--(BUSINESS WIRE)--January 27, 2011--DRI Corporation (NASDAQ: TBUS), a digital communications technology leader in the global surface transportation and transit security markets, announced today that the Company’s Mobitec AB (the “Mobitec Group”) subsidiary in Herrljunga, Sweden, has signed a supply agreement with the MAN Truck & Bus Group (“MAN”), an international truck, bus and coach manufacturer based in Munich, Germany.

David L. Turney, the Company’s Chairman of the Board and Chief Executive Officer, said: “We are pleased that MAN has chosen to work more closely with our organization to support their global strategies. Our global network and customer support capabilities have much in common with MAN’s network. We believe that our relationship with MAN in this regard will be beneficial to many transit fleet operators around the world.”

Oliver Wels, the Company’s President and Chief Operating Officer, Global Operations, said: “We anticipate that our sales inquiries and volume may increase as a direct result of our selection as MAN’s standard supplier of electronic information display systems.”

For more information about MAN, visit http://www.mantruckandbus.com/en/en.jsp.

ABOUT MOBITEC

The Mobitec Group, established in 1987 and acquired by DRI Corporation in 2001, is a premier supplier of electronic information display systems in more than 50 countries around the world. Products include: Mobitec® LED, Mobitec® Full-Matrix, Mobitec® Smartblind, and Mobitec® MobiSTOP electronic information display systems; Mobitec® NSI Next Stop Indicator; Mobitec® MobiQuickCard™; Mobitec® MobiVOICE voice announcement system; Mobitec® ICU 400 and ICU 600 control units; and Mobitec® MobiInfoEdit software. The Mobitec Group is based in Herrljunga, Sweden. It presently operates business units in Australia, Brazil, Germany and Singapore, as well as a joint venture in India. For more information about the Mobitec Group, visit www.mobitec.eu.

ABOUT THE COMPANY

DRI Corporation is a digital communications technology leader in the global surface transportation and transit security markets. We manufacture, sell and service Mobitec® and TwinVision® electronic information display systems and Digital Recorders® engineered systems. These proprietary systems and other related products and services help increase the mobility, flow, safety and security of public transportation agencies and their passengers. From our inception in 1983 through our fiscal year-end on Dec. 31, 2009, we’ve grown our product installations to include public transit fleets in more than 50 countries, our annual sales revenues to $82.3 million, and our global workforce to 244 people. We presently have operations and/or sales offices in Australia, Brazil, Germany, Singapore, Sweden and the United States, a joint venture in India, and corporate administrative offices in Dallas, Texas. We also are expanding into Russia. The next time you see a bus, think of us.SM For more information, visit www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements concerning the Company’s global network and customer support capabilities as being in common with those of MAN’s network; the Company’s partnership with MAN as being mutually beneficial and of benefit to the many transit fleet operators around the world; the potential for increased sales inquires and volume as a result of the Company’s new supply agreement with MAN; as well as any statement, express or implied, concerning future events or expectations or which use words such as “expect,” “fully expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” “run rate,” “stronger,” “preliminarily,” “forecast,” “opinion,” etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including the risks and uncertainties that the Company’s global network and customer support capabilities are not in common with those of MAN’s network; the Company’s partnership with MAN may not be mutually beneficial and may not benefit the many transit fleet operators around the world; the potential for increased sales inquires and volume as a result of the Company’s new supply agreement with MAN may not occur; as well as other risks and uncertainties set forth in the Company’s Annual Report on Form 10-K filed April 15, 2010, and quarterly reports on Form 10-Q filed May 14, 2010, Aug. 11, 2010 and Nov. 15, 2010, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation
Veronica B. Marks
Vice President, Corporate Communications and Administration
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com